RESULTS OF ANNUAL STOCKHOLDER MEETING

Election of Class I Director  At the Funds Annual Meeting of
Stockholders held on February 26, 2004 and adjourned to March 18, 2004, the stockholders of the Fund elected Joe O. Rogers to the Board of Directors to hold office until the Annual
Meeting of Stockholders is held in 2006.

				Shares		 Shares
				Voted For	 Abstained

Election of 	Joe O. Rogers	4,933,833.565	 163,656.359



Election of Class II Director  At the Funds Annual Meeting of
Stockholders held on February 26, 2004 and adjourned to March 18, 2004, the stockholders of the Fund elected Michael F. Holland to the Board of Directors to hold office until the Annual Meeting of Stockholders is held in 2007.


				Shares		Shares
				Voted For	Abstained

Election of Michael F. Holland	4,933,790.728	163,699.196


Revision to Investment Advisory and Management Agreement At the Funds Annual Meeting of Stockholders which convened on February 26, 2004 and adjourned to March 18, 2004, the stockholders of the Fund approved a revised Investment Advisory and Management Agreement between the Fund and Martin Currie Inc.

	Shares Voted		Shares Voted	Shares
	For			Against		Abstained

	3,535,670.635		313,850.221	129,080.068